Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-194575 on Form N-2 of our report dated October 24, 2014, relating to the consolidated financial statements and financial highlights of BlackRock Limited Duration Income Trust (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2014. We also consent to the references to us under the headings “Item 4. Financial Highlights” and “Other Service Providers” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
December 15, 2014